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Exhibit 99



Contact:                                             For Immediate Release
Carol Jones & Lewis Foulke
First Washington FinancialCorp
(609) 426-1000

    First Washington FinancialCorp Earnings Per Share Increase More Than 27%

(Windsor, N.J.)-First Washington FinancialCorp (NASDAQ: "FWFC"), parent company of First Washington State Bank reported that earnings per diluted share were $0.75 for the six-month period ending June 30, 2003, an increase of 27.6% over the $0.59 per diluted share reported for the first six months of 2002. Net income was $0.78 per basic share, an increase of 28.3% over the $0.61 per basic share reported for the first six months of 2002. All per share figures have been restated for the 10% stock dividend paid in the third quarter of 2002

Net income was $2.5 million for the six months ended June 30, 2003. This represents an increase of $577 thousand or 29.9% when compared with net income of $1.9 million for the first six months of 2002.

For the quarter ended June 30, 2003, the Company reported net income of $1.3 million, a 28.2% increase, when compared to net income of $983 thousand reported for the same period last year. Net income was $0.39 per basic and $0.37 per diluted share, an increase of 25.8% and 23.3% respectively, when compared with the $0.31 per basic and $0.30 per diluted share reported for the second quarter of 2002.

Total assets at June 30, 2003 increased to $416.5 million, a 15.3% or $55.1 million increase, over total assets at June 30, 2002. Total loans increased $20.6 million, or 11.5%, to $199.4 million and total deposits increased $38.3 million, or 12.2%, to $353.7 million compared to June 30, 2002.

"I am pleased with our second quarter performance," said Mr. C. Herbert Schneider, President & CEO. "The low rate environment has brought on a high level of loan refinancing, but we have attracted new business and successfully managed our loan portfolio with quality loans and profitable financing."

Mr. Abraham S. Opatut, Chairman of the Board, said, "We continue to build shareholder value while providing our customers with the products and personal service they deserve. Our recent listing with the Nasdaq SmallCap reflects our growth and the interest in our stock."

First Washington FinancialCorp is the holding company for First Washington State Bank. The Bank currently has 12 New Jersey branch offices located in Mercer, Monmouth and Ocean Counties. Under construction at present is the Marlboro Office, scheduled to open this fall, and the Lawrence Township Office, scheduled to open early 2004. Starting on June 25, the Company's common stock began trading on the Nasdaq SmallCap market under the symbol "FWFC". For more information on First Washington FinancialCorp please call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.